Exhibit 11

                       TRIMAS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)



                                   Six Months Ended       Three Months Ended
                                        June 30,                June 30,
                                    1996        1995        1996        1995
Primary:

     Net income                   $31,950     $30,000     $17,820     $16,560

     Weighted average common
       shares outstanding          36,644      36,644      36,644      36,644
     Dilution of stock options        324         350         339         357

     Weighted average common
       and common equivalent
       shares outstanding
       after assumed exercise
       of options                  36,968      36,994      36,983      37,001

     Primary earnings per
       common share                  $.86        $.81        $.48        $.45

Fully diluted:

     Net income                   $31,950     $30,000     $17,820     $16,560
     Add after tax convertible
       debenture related
       expenses                     1,840       1,840         920         920

     Net income as adjusted       $33,790     $31,840     $18,740     $17,480

     Weighted average common
       shares outstanding          36,644      36,644      36,644      36,644
     Dilution of stock options        338         361         338         361
     Addition from assumed
       conversion of convertible
       debentures                   5,083       5,083       5,083       5,083

     Weighted average common
       and common equivalent
       shares outstanding on
       a fully diluted basis       42,065      42,088      42,065      42,088

     Fully diluted earnings
       per common share              $.80        $.76        $.45        $.42